INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Community Bankshares, Inc.


We consent to incorporation by reference into Registration Statement No. 333-18461 on Form S-8 and Registration Statement No. 333-46111 on Form S-3 of Community Bankshares, Inc. of our report dated January 31, 2000, relating to the consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Community Bankshares, Inc.


                                                J. W. Hunt and Company, LLP



Columbia, South Carolina
March 22, 2000